M&F Bancorp, Inc. Announces March 31, 2012 Results

FOR IMMEDIATE RELEASE - May 14, 2012

DURHAM, N.C.-M&F Bancorp, Inc. (OTCBB: MFBP) a bank holding company headquartered in Durham, NC, today announced results of operations for the three months ending March 31, 2012. Total assets as of March 31, 2012, have decreased 2.23% or $6.9 million since December 31, 2011. Total loans outstanding as of March 31, 2012 of $178.8 million, reflect a decrease of $9.3 million since December 31, 2011, as a result of normal runoff, lack of demand for new loans, and increased competition from other banks offering to refinance existing loan relationships. Net income before income taxes and dividends for the three months ended March 31, 2012 was $0.1 million, $0.2 million lower than the three months ended March 31, 2011. In the three months ended March 31, 2011, the Company experienced a loan loss recovery of $0.3 million, whereas for the three months ended March 31, 2012, the Company recorded a zero provision for loan losses due mainly to the decline in total loans outstanding. Net income available to common stockholders for the three month periods ending March 31, 2012 and 2011, were $82 thousand and $306 thousand, respectively.
“We continue to lend to qualified borrowers throughout our markets in the Piedmont-Triad, Charlotte, Durham, and Raleigh; and work with existing borrowers who have experienced financial challenges from the severe and prolonged economic downturn,” stated Ms. Kim D. Saunders, President and CEO. “However, our loan portfolio has decreased in recent quarters as a result of reduced demand for new loans and increased pressure on our existing loan portfolio from competition both at the community bank and regional bank levels. This reduction in interest-earning loans has negatively impacted our interest income. Nevertheless, we continue to operate profitability, reflecting our careful cost containment efforts, as well as our strong net interest margin which is the product of our low cost of funding and our loyal customer base.”
Interest income from loans decreased $0.3 million for the three months ended March 31, 2012 from the same period in 2011, mainly attributable the overall decrease in average loans outstanding. Net interest income of $2.6 million for the three months ended March 31, 2012 was $0.1 million less for the three months ended March 31, 2012 compared to 2011 due to the decrease in loan interest income. Non-interest income was $0.5 million for the three months ended March 31, 2012, versus $0.6 million for the three months in 2011. Service charge income was down $20 thousand, realized gains in sales of securities was up $41 thousand, and sales of bank owned property from the sale of a former branch in 2011 combined to decrease non-interest income a total of $49 thousand. Other non-interest expenses have been relatively stable, with increased costs from salaries and benefits of $0.1 million and other real estate costs of $23 thousand, being offset in large part by decreases of $45 thousand in other occupancy expenses, directors' fees and professional fees totaling $37 million, and FDIC insurance expense decrease of $55 thousand.
This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.

Contact: M&F Bancorp, Inc. Lyn Hittle, CFO, 919.687.7800, ext 547 Lyn.hittle@mfbonline.com